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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE ALLEN GROUP INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

[ALLEN GROUP LOGO]


Philip Wm. Colburn
Chairman of the Board

                                                                  March 15, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Allen Group Inc. which will be held at the Cleveland Marriott Society Center, 127 Public Square, Cleveland, Ohio on Tuesday, April 23, 1996 at 9:30 A.M. The purposes of the meeting are set forth in the accompanying notice and proxy statement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                           Sincerely,


                                           /s/ Philip Wm. Colburn
                                           PHILIP WM. COLBURN
                                           Chairman of the Board

                              THE ALLEN GROUP INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 23, 1996

                                                                  March 15, 1996

To the Common Stockholders of
THE ALLEN GROUP INC.

     Notice is hereby given that the Annual Meeting of Stockholders of The Allen Group Inc. will be held at the Cleveland Marriott Society Center, 127 Public Square, Cleveland, Ohio, on Tuesday, April 23, 1996, at 9:30 A.M., local time, for the following purposes:

          1. To elect a Board of 10 directors;

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for the year ending December 31, 1996; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on Friday, March 1, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. The giving of such proxy will not affect your right to revoke the proxy or to vote in person if you attend the meeting.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary

                              THE ALLEN GROUP INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122
                            ------------------------

                                PROXY STATEMENT

                                                                  March 15, 1996

     The accompanying proxy is solicited on behalf of the Board of Directors of The Allen Group Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on April 23, 1996, or at any adjournment thereof. Any proxy received pursuant to this solicitation may be revoked by the stockholder executing it by notifying the Secretary of the Company before it is voted at the Annual Meeting, by duly executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed March 1, 1996 as the record date for the determination of holders of Common Stock, $1.00 par value, of the Company ("Common Stock") entitled to vote at the meeting. At the close of business on that date, the Company had outstanding 26,577,795 shares of Common Stock (exclusive of 3,019,750 shares held in its treasury). Each share of Common Stock will be entitled to one vote at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock will constitute a quorum.

     At the Annual Meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will not be treated as a vote for or a vote against any of the proposals to which such broker non-vote applies.

     This proxy statement and the accompanying proxy are first being mailed on or about March 15, 1996.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their successors have been elected and qualified. The Board of Directors proposes election of the persons listed below, all of whom are currently directors. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director; however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the Board of Directors, unless the Board reduces the number of directors. The 10 nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected.

INFORMATION REGARDING NOMINEES

      NAME, AGE AND DATE                   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
   FIRST BECAME A DIRECTOR                          AND OTHER DIRECTORSHIPS
------------------------------   -------------------------------------------------------------
George A. Chandler (66).......   Business consultant, Princeton, New Jersey, since May 1991.
April 27, 1978                     Mr. Chandler was Chairman and Chief Executive Officer,
                                   Advanced Aluminum Products, Inc., a manufacturer of
                                   aluminum products for the building products industry,
                                   Hammond, Indiana, from July 1990 to May 1991. Mr. Chandler is also a director of Cumberland Holdings, Inc., DeVlieg
                                   Bullard Inc., and Kimmins Environmental Services Corp.

      NAME, AGE AND DATE                   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
   FIRST BECAME A DIRECTOR                          AND OTHER DIRECTORSHIPS
------------------------------   -------------------------------------------------------------
Philip Wm. Colburn (67).......   Chairman of the Board, The Allen Group Inc., since December
April 29, 1975                   6, 1988 and a consultant to the Company since December 31,
                                   1991. Mr. Colburn was also Chief Executive Officer of the
                                   Company from March 9, 1988 to February 26, 1991 and
                                   President from March 9, 1988 to December 5, 1989. Mr.
                                   Colburn was President, PWC Associates, management
                                   consulting, Los Angeles, California, from June 1981 to
                                   March 9, 1988. He had been Executive Vice President of the
                                   Company from February 1976 to June 1981 and thereafter
                                   until March 9, 1988 was a consultant to the Company. Mr.
                                   Colburn is also a director of Earl Scheib, Inc., Superior
                                   Industries International, Inc. and TransPro, Inc.
Dr. Jill K. Conway (61).......   Visiting Scholar, Program in Science, Technology and Society,
April 28, 1987                   Massachusetts Institute of Technology, Cambridge,
                                   Massachusetts, since July 1985. Dr. Conway was President of
                                   Smith College, Northampton, Massachusetts, from July 1975
                                   to July 1985. Dr. Conway is also a director of Arthur D.
                                   Little, Inc., Colgate-Palmolive Company, Merrill Lynch &
                                   Co. and Nike Inc.
Albert H. Gordon (94).........   Advisory Director, Investment Banking Division of PaineWebber
December 6, 1971                 Incorporated, investment bankers, New York, New York, since
                                   January 1995. Mr. Gordon was Honorary Chairman, Kidder,
                                   Peabody Group Inc., investment bankers, New York, New York, from October 1986 to January 1995, and Chairman of the
                                   Board of Kidder, Peabody & Co. Incorporated, the
                                   predecessor of Kidder, Peabody Group Inc., from 1957 to
                                   October 1986.
William O. Hunt (62)..........   Chairman of the Board, Chief Executive Officer, President and
September 10, 1992               director, Intellicall, Inc., a manufacturer of privately
                                   owned pay telephones, automated operator systems and call
                                   processing systems, Dallas, Texas, since December 1992, and
                                   Vice Chairman of the Board and director, Hogan Systems,
                                   Inc., a designer of integrated online application software products for financial institutions, Dallas, Texas, since
                                   August 1990. Mr. Hunt was Chairman of the Board, Chief
                                   Executive Officer and President of Alliance
                                   Telecommunications Corporation, a manufacturer of wireless telecommunications products, Dallas, Texas, from July 1989 until its acquisition by the Company on July 30, 1992, and
                                   Chairman of the Board and Chief Executive Officer from
                                   February 1986 to October 1988. Mr. Hunt is also a director of American Homestar Corporation and Dr. Pepper Bottling
                                   Holdings, Inc.
J. Chisholm Lyons (68)........   Counsel, Smith Lyons, barristers and solicitors, Toronto,
October 27, 1969                 Canada. Mr. Lyons was a partner of the law firm for 31 years until May 1, 1993 and has been counsel to the law firm
                                   since that date. Mr. Lyons has been Vice Chairman of the
                                   Board of the Company since September 1979. He was an
                                   employee of the Company from September 1979 to September
                                   30, 1989 and is presently a consultant to the Company.
John F. McNiff (53)...........   Vice President-Finance, Dover Corporation, a manufacturer of
June 14, 1995                    industrial products and equipment, New York, New York, since
                                   1983. Mr. McNiff is also a director of the Haven Fund, a
                                   public mutual fund.
Robert G. Paul (54)...........   President and Chief Executive Officer, The Allen Group Inc.,
March 6, 1990                    since February 26, 1991. Mr. Paul was President and Chief
                                   Operating Officer of the Company from December 5, 1989 to
                                   February 26, 1991, Senior Vice President-Finance from April
                                   1987 to December 5, 1989, Vice President-Finance from
                                   January 1987 to April 1987 and a Vice President from 1974
                                   to January 1987. He was also President of the Antenna
                                   Specialists Company division of the Company from 1978 to
                                   June 1990. Mr. Paul is also a director of Dynatech
                                   Corporation.

      NAME, AGE AND DATE                   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
   FIRST BECAME A DIRECTOR                          AND OTHER DIRECTORSHIPS
------------------------------   -------------------------------------------------------------
Charles W. Robinson (76)......   Chairman, Robinson & Associates Inc., a venture capital
April 24, 1979                   investment firm, Santa Fe, New Mexico, since January 1989,
                                   Chairman, Energy Transition Corporation, energy
                                   consultants, Santa Fe, New Mexico, since January 1979 and
                                   President, Dyna Yacht Inc., sailboat designer, LaJolla,
                                   California, since early 1991. Mr. Robinson is also a
                                   director of Nike Inc.
William M. Weaver, Jr. (84)...   Limited Partner Emeritus, Alex. Brown & Sons Incorporated,
April 21, 1970                   investment bankers, New York, New York, since February 1986.
                                   Mr. Weaver was a general partner of Alex. Brown & Sons, the predecessor of Alex. Brown & Sons Incorporated, from 1966
                                   until 1986.

INFORMATION REGARDING BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, whose members are elected annually by the stockholders. During 1995, the Board of Directors of the Company had Audit, Management Compensation and Nominating Committees. Messrs. Chandler, Robinson and McNiff are the members of the Audit Committee; Dr. Conway and Messrs. Gordon and Weaver are the members of the Management Compensation Committee; and Dr. Conway and Messrs. Lyons and Weaver are the members of the Nominating Committee.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews the degree of their independence from the Company; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with the Company's financial staff and the extent to which recommendations made by the internal audit staff or by the independent auditors have been implemented.

     The Management Compensation Committee recommends to the Board salaries and incentive compensation awards for officers of the Company and its subsidiaries; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers the Company's 1982 Stock Plan, as amended (the "1982 Stock Plan"), the Company's 1992 Stock Plan, as amended (the "1992 Stock Plan"), and the Company's Key Management Deferred Bonus Plan (the "KMDB Plan") and grants stock options and restricted shares of the Company's Common Stock under the 1992 Stock Plan; and issues the Report on Executive Compensation required to be included in the Company's proxy statement by the rules of the Securities and Exchange Commission. The Management Compensation Committee's Report on Executive Compensation for 1995 is set forth on pages 6 to 9 of this proxy statement.

     The Nominating Committee selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Nominating Committee has recommended all incumbent directors for re-election at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders for election at the 1997 Annual Meeting of Stockholders that are submitted prior to the end of 1996 to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122. Any such recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of such person to serve if nominated and elected.

     During 1995, the Board of Directors of the Company held six meetings, the Audit Committee held three meetings, the Management Compensation Committee held five meetings, and the Nominating Committee held two meetings. All of the directors attended 75 percent or more of the meetings held by the Board of Directors and by the Committees on which they served during 1995.

COMPENSATION OF DIRECTORS

     Each director of the Company (other than Messrs. Colburn and Lyons, who are consultants to the Company, and Mr. Paul, who is an employee of the Company) is paid $15,000 per year for his or her services as a director and $1,000 for each meeting of the Board of Directors attended. Each member of the Audit Committee is paid $2,000 per year, each member of the Management Compensation Committee is paid $3,000 per year, and each member of the Nominating Committee (other than Mr. Lyons) is paid $1,000 per year, for his or her services as such member, and each such Committee member (other than Mr. Lyons) is paid $500 for each meeting of a Committee attended. Directors are not paid fees for their participation in meetings by conference telephone or for actions by unanimous written consent. Each director and Committee member is reimbursed for travel and related expenses incurred in attending meetings.

     The stockholders approved The Allen Group Inc. 1994 Non-Employee Directors Stock Option Plan (the "Directors Option Plan") at the Company's 1994 Annual Meeting of Stockholders. The Directors Option Plan provides that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, re-elected or continuing as a director who is not a current or former employee of the Company automatically receives a nonqualified stock option for 1,000 shares of Common Stock of the Company. The Directors Option Plan also permits discretionary grants to directors who are not current employees of, but were previously employed by, the Company. On April 28, 1995, Dr. Conway and Messrs. Chandler, Gordon, Hunt, Robinson and Weaver each received a non-qualified stock option for 1,000 shares of Common Stock of the Company under the Directors Option Plan at an exercise price of $22.00 per share. (The number of shares was adjusted to 1,114 and the exercise price was adjusted to $19.75 to prevent dilution resulting from the spinoff distribution (the "Spinoff Distribution") of all of the oustanding shares of common stock of TransPro, Inc., a former wholly owned subsidiary of the Company, to the Company's stockholders on September 29, 1995.) On June 13, 1995, upon his election to the Board of Directors, Mr. McNiff, a former employee of the Company for 14 years ending in 1983, received a non-qualified stock option for 4,000 shares of Common Stock of the Company under the Directors Option Plan at an exercise price of $24.375 per share. (The number of shares was adjusted to 4,456 and the exercise price was adjusted to $21.88 to prevent dilution resulting from the Spinoff Distribution.) Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. In addition, each of the foregoing options becomes immediately exercisable upon the death of the optionholder prior to the expiration of such option or upon the cessation of such optionholder's service as a director of the Company six months or more after the date of grant and prior to the expiration of such option.

     The Company maintains a Matching Gift Program for the benefit of the directors of the Company. Pursuant to the Matching Gift Program, in 1995, the Company matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     Mr. Colburn was employed as Chief Executive Officer of the Company until February 26, 1991, and as Chairman of the Board of the Company until December 31, 1991, pursuant to an employment agreement that was entered into in 1988. On December 31, 1991, Mr. Colburn elected to terminate his status as an employee of the Company (although he continues as Chairman of the Board of the Company) and to provide post-employment consulting services to the Company pursuant to his consulting agreement described below. Mr. Colburn's employment agreement provides that the Company will continue to provide Mr. Colburn and his spouse medical and hospitalization benefits for their lives at least equal to the benefits they were entitled to while he was an employee of the Company and will provide life insurance coverage on Mr. Colburn for his life in an amount equal to five times his 1991 salary, which is the amount of life insurance that the Company provided to Mr. Colburn while he was an employee of the Company and the same level of life insurance that the Company provides to all its officers and key employees. The Company is fulfilling its obligations to provide such life insurance benefits to Mr. Colburn pursuant to the terms of a Split Dollar Insurance Agreement between the Company and Mr. Colburn.

     Mr. Colburn's employment agreement provides for mandatory arbitration of all disputes relating to his employment agreement, his post-employment consulting agreement described below or his supplemental pension benefit agreement described on page 15 hereof and requires the Company to pay all reasonable legal expenses incurred by Mr. Colburn in connection with resolution of disputes under the agreements.

     Pursuant to an agreement entered into in 1976, and subsequently amended, Mr. Colburn provided post-employment consulting services to the Company for several years prior to March 9, 1988, when he became Chief Executive Officer of the Company, and has provided and will continue to provide post-employment consulting services to the Company for an additional period that commenced upon termination of his employment, which was December 31, 1991, through October 31, 1997. The agreement provides for the payment by the Company to Mr. Colburn annually, during the consulting period, of $248,605, increased each June 30 during the consulting period for increases in the consumer price index, and, except after a "Change in Control" of the Company (which is defined as it is in the severance agreements described on pages 16 to 17 of this proxy statement), reduced to the extent of any benefits paid to him prior to January 1, 1994 under his supplemental pension benefit agreement described on page 15 hereof but not reduced by any benefits paid to him under The Allen Group Inc. Corporate Retirement Plan. During 1995, the Company paid Mr. Colburn $273,765 in consulting fees and furnished him an automobile at the Company's expense. In addition, during the consulting period, the Company provides Mr. Colburn with furnished office space and support services while he is performing consulting services. During the consulting period, Mr. Colburn is required to furnish consulting services to the Company for up to 34 percent of his time each year, except when he is engaged in governmental service or charitable work, during which periods consulting services and compensation will be suspended, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement. If the Company breaches any material provision of the consulting agreement and such breach continues for at least 30 days after notice to the Company, all benefits under the consulting agreement become nonforfeitable, and the Company will pay Mr. Colburn an amount equal to the present value of all remaining consulting compensation for the remaining consulting period.

     Pursuant to an agreement entered into in September 1989, as amended in 1990, Mr. Lyons provides post-employment consulting services to the Company for the period that commenced upon termination of his employment, which was September 30, 1989, through September 30, 1992 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Lyons gives at least three months' notice to the contrary. No such notice was given by either party in 1995. The agreement provides for the payment by the Company to Mr. Lyons annually, during the consulting period, of $25,000. In addition, during the consulting period, the Company includes Mr. Lyons in the Company's life, medical and hospitalization and disability insurance benefit plans and furnishes him an automobile at the Company's expense. During the consulting period, Mr. Lyons is required to furnish consulting services to the Company for up to 10 percent of his time each year, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement.

     The Company also has entered into supplemental pension benefits agreements with Messrs. Colburn and Lyons. For a description of the terms of these agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Retirement Plans -- Other Supplemental Pension Benefits Agreements" on pages 15 to 16 of this proxy statement.

     For additional information with respect to the directors of the Company, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Transactions with Executive Officers and Directors" on page 19 and "STOCK OWNERSHIP -- Directors and Officers" on pages 20 to 21, of this proxy statement.

            EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Pursuant to the proxy rules promulgated by the Securities and Exchange Commission designed to enhance disclosure of corporations' policies toward executive compensation, Mr. Weaver (Chairman), Dr. Conway and Mr. Gordon, as members of the Management Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), submit the following report outlining the Company's compensation plans and policies as they pertain to Robert G. Paul, President and Chief Executive Officer of the Company, and the other executive officers of the Company:

     The Company's executive compensation plans have been designed to attract, retain and reward high caliber executives who will formulate and execute the business plans of the Company in a manner that will provide the stockholders of the Company with a satisfactory return while assuring that the Company's executive compensation levels are fair and appropriate to both its executives and its stockholders. With these goals in mind, the Company's compensation plans and policies have been designed to ensure that total executive compensation is linked significantly to the performance of the Company, as measured by both the operating performance of the Company and the increase in the value of its shares. Although the Compensation Committee recognizes that improvement in operating performance and higher stock prices do not necessarily move in tandem over the short term, we expect that the two measurements will correlate over the long term.

     The Compensation Committee regards stock ownership by the Company's executive officers, encouraged by equity-based compensation plans, as an effective way to align the interests of the executive officers with those of the stockholders of the Company. Accordingly, the Compensation Committee does not plan to pay above-average base salaries to its executive officers. The Committee does expect to utilize performance-oriented and equity-based compensation to reward outstanding performance.

     By receiving some equity-based compensation during their term of employment by the Company, executive officers of the Company should become larger holders of Company stock. The use of equity-based compensation is intended to strengthen their identification with the stockholders of the Company and make increasing stockholder value a continuing focus for the Company's management group. The Compensation Committee considers that equity-based compensation, combined with a focus on the operating performance of the Company, will have a long-term impact on improving the Company's financial results and increasing its stockholder value.

     STOCK OWNERSHIP GUIDELINES

     In early 1994, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executive officers should hold shares of the Company's Common Stock in varying amounts as a multiple of salary, ranging from a minimum of five times annual salary for the Chief Executive Officer to one times annual salary for key executives below the Vice President level.

     The Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Even though the guidelines have provided for a transition period of from three to 10 years for the suggested levels to be met, we note that during 1995 each of the key executives continued to accumulate shares of the Company's Common Stock and either exceeded or moved closer to their guideline amount. The Compensation Committee intends to continue to monitor each executive's progress towards these guidelines and will consider the executives' progress towards achieving these guidelines when deciding on future stock option awards and equity grants.

     MEASURING PERFORMANCE

     The evaluation of the performance of the key executive officer group, and the Chief Executive Officer in particular, is primarily based on measurable criteria and, to a lesser extent, certain subjective criteria. The measurable criteria include both the total return to stockholders, determined by changes in the stock price and any dividends which may be paid, and the financial performance of the business, determined by the amount of earnings per share, the return on equity and the rate of increase in earnings per share.

     Because of the dynamic nature of many of the Company's businesses and the desire to focus on long-term objectives, these criteria are measured over one-year, three-year and five-year periods. When evaluating performance with regard to an increase in base salary, the Compensation Committee assigns more weight to longer-term results, i.e., three and five-year comparisons, than to the results of a single year. It also considers comparisons of salaries for similar positions in companies of comparable size, as well as changes in the cost of living. When determining an annual incentive bonus, the Compensation Committee places more weight on the performance of the year just completed, with significantly less weight on the three and five-year results.

     Through 1993, the Company had a significant tax-loss carryforward which was fully utilized during 1993. Therefore, the Company's earnings performance is reviewed on both pre-tax earnings per share and after-tax earnings per share when evaluating the Company's and the Chief Executive Officer's performance. For comparative purposes, the Compensation Committee plans to review the after-tax earnings per share for 1994 and future years against pro forma fully taxed earnings per share for pre-1994 years. The after-tax earnings from continuing operations in 1995 of $25.5 million and $.95 per share were 33% and 28%, respectively, higher than 1994 results. The Company's return on equity from continuing operations of 13.5% increased from the past year's 12.1%.

     At the end of 1995, the Company's Common Stock price was $22.375, representing a one-year increase in stockholder value based on stock price and dividends (including the TransPro Spinoff Distribution) of 6.4%. The longer-term performance saw the three-year average annual increase in stockholder value equal 24% and the five-year average annual increase equal 39% as shown on the performance graph set forth on page 18 of this proxy statement.

     The subjective criteria utilized by the Board and Compensation Committee in evaluating the performance of the Company, the Chief Executive Officer and all other key executives of the Company, include but are not necessarily limited to:

           (i) the success of the Company in implementing and achieving its corporate strategic goals and the strategic goals of its individual businesses;

           (ii) the success in the development of management depth; and

          (iii) the development and maintenance of timely communication and credibility with its stockholders, financial analysts and other outside audiences.

     The corporate executives are paid annual incentive bonuses commensurate with the Compensation Committee's evaluation of the Company's performance as described above. Based on the results achieved in 1995, the corporate executives were all awarded annual incentive bonuses somewhat below the maximum for their positions, and in most cases, below 1994 bonuses. These bonuses averaged 46% of salary.

     The annual performance bonuses for the senior managers who are responsible for specific operating businesses and subsidiaries within the Company are based primarily on the annual operating profits of their individual businesses as measured against their profit plans. Some non-financial objectives, mutually established by those executives and the Company's senior officers at the beginning of each year, are also evaluated. Consistent with previous years, bonuses for 1995 could have ranged from zero to 75% of salary. The largest bonus in 1995 was 58% of salary, and the average bonus for this group was 32% of salary.

     RECENT DEVELOPMENTS

     During late 1994 and early 1995, the Compensation Committee engaged William
M. Mercer Incorporated, a nationally recognized executive compensation consulting firm, to review the Company's executive compensation practices. This review included an examination of the Company's practices and their consistency with general corporate practices and with the Compensation Committee's philosophy. Mercer utilized a number of national compensation surveys and private databases for companies of similar size to the Company as well as specific analysis of the compensation information contained in proxy statements of a number of companies in similar industries.

     Based on this evaluation, the Compensation Committee decided to discontinue, effective January 1, 1995, the Key Management Deferred Bonus Plan. The Committee felt that the KMDB Plan, which was designed to focus on the return on equity of the Company, had the desired impact of significantly increasing the return on equity of the Company over the past seven years. Although the KMDB Plan awards are paid out over a five-year period, each annual award was based on the return on equity in a particular year. The Compensation Committee concluded that this Plan, when combined with the annual incentive bonus, based too large a percentage of total executive compensation on one year's results. The compensation study indicated that the Company's annual incentive bonus formulas, as a percent of salary, were in line with the 50th percentile of the broad base of companies, so no changes were adopted to the annual incentive bonus plan. Incentive bonus awards in recent years have been above the 50th percentile, which was expected because the performance of the Company has been significantly above the average performance of similarly sized companies.

     The compensation study also indicated that the Company was below the 50th percentile in the use of stock options as a means of long-term compensation and in the levels of executive retirement benefits. As a result, the Compensation Committee moved to annual stock option grants for most senior employees starting in 1995 with average annual grants being at higher levels than was previously the case and expanded the pool of employees participating in the 1992 Stock Plan. In addition, the Company has adopted and implemented expanded supplementary restoration and target executive retirement arrangements for senior employees.

     BASIS FOR CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Paul received a salary increase of $30,000 on January 1, 1995, which was based on the objective and subjective criteria discussed above, peer comparisons and cost of living factors. He did not receive a salary increase in 1993 and 1994 as a result of his receipt in 1992 of a performance-oriented restricted stock grant.

     Mr. Paul's performance bonus of $255,000 for 1995, which was paid in cash in late February 1996, was 67% of his base salary. His employment agreement states that his performance bonus can range from 0% to 80% of base salary. Half of the maximum bonus for 1995 was based on a formula utilizing growth in earnings per share which was adopted at the beginning of 1995. The earnings per share from continuing operations was a record for the Company, but slightly below the maximum formula amount. Thus, Mr. Paul earned $127,500 for this portion, or 33.5% of salary. The remaining $127,500 or 33.5% of salary was based on the continued progress during 1995 in the other financial performance measures and the subjective criteria mentioned above.

     In April 1995, Mr. Paul was granted a non-qualified option for 16,712 shares at $20.76, the market price on the date of grant (as adjusted to reflect the effects of the Spinoff Distribution). This option was based on the recommendations of the above-mentioned compensation study, but was reduced because a larger than normal option had been granted to Mr. Paul in 1994.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Compensation Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The Company's salaries for its highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and, when added to annual bonus targets, are not expected to approach $1 million in the foreseeable future. The Company has been an early proponent of using more equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     In February 1995, the Company's Board of Directors amended the 1992 Stock Plan incorporating maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). They also amended the 1992 Stock Plan to identify the performance measures to be used if the Compensation Committee decides to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m). These amendments were approved by the Company's stockholders at the Company's 1995 Annual Meeting.

     The November 30, 1993 incentive restricted stock grants to seven individuals contain both time-based vesting and provisions for performance-based acceleration, and therefore are subject to the $1 million cap. These restricted stock grants, however, include provisions to ensure that the amount vested in any one year will not place the individual's earnings over the $1 million cap. The 1992 incentive restricted stock grants were grandfathered under Section 162(m). Thus, no tax deduction will be lost to the Company as a result of these restricted stock grants.

                                            Respectfully submitted,

                                            William M. Weaver, Jr., Chairman
                                            Dr. Jill K. Conway
                                            Albert H. Gordon

ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries to those persons who were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for services rendered by them in all capacities in which they served the Company and its subsidiaries during 1993, 1994 and 1995. The number of restricted shares and options reported in the Summary Compensation Table set forth below (and the footnotes thereto), the Option/SAR Grants In Last Fiscal Year Table set forth on page 11 of this proxy statement, and the Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values Table set forth on page 12 of this proxy statement have been adjusted, to the extent applicable, for the two-for-one stock split declared by the Board of Directors of the Company on September 9, 1993 and paid October 18, 1993 to the holders of the Company's Common Stock of record on September 30, 1993, and for the Spinoff Distribution declared by the Board of Directors of the Company on September 8, 1995 and paid to the holders of the Company's Common Stock of record on September 29, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                               ---------------------------
                                            ANNUAL COMPENSATION                                 SECURITIES
                                  ----------------------------------------      RESTRICTED      UNDERLYING
        NAME AND                                BONUS       OTHER ANNUAL          STOCK          OPTIONS/          ALL OTHER
   PRINCIPAL POSITION    YEAR     SALARY($)     ($)(A)     COMPENSATION($)     AWARDS($)(C)      SARS(#)       COMPENSATION($)(G)
------------------------ ----     ---------    --------    ---------------     ------------     ----------     ------------------
Robert G. Paul           1995     $380,000     $255,000                (b)       $    -0-          16,712           $ 96,563
 President and Chief     1994      350,000      374,490                (b)         91,804(d)       89,129             66,404
 Executive Officer       1993      350,000      355,597                (b)         80,780(e)          -0-             66,615
Robert A. Youdelman      1995      232,000      124,000                (b)            -0-           8,913             58,409
 Senior Vice
 President--Finance      1994      222,000      186,481                (b)         51,754(d)       55,706             51,294
 and Chief Financial
 Officer                 1993      210,000      166,327                (b)         42,810(e)          -0-             40,065
McDara P. Folan, III     1995      135,000       45,000                (b)            -0-           5,571             13,466
 Vice President,         1994      125,000       69,064                (b)         24,586(d)          -0-             13,616
 Secretary and           1993      125,000       63,990                (b)        328,823(e)(f)       -0-              1,380
 General Counsel
James L. LePorte, III    1995      151,000       66,000                (b)            -0-           8,913             20,242
 Vice President,
 Treasurer               1994      144,000      104,411                (b)         31,462(d)        5,571             13,174
 and Controller          1993      135,000       91,805                (b)         25,800(e)          -0-             13,270
Erik H. van der Kaay     1995      240,000       65,000                (b)            -0-          17,826             64,924
 Vice President          1994      200,000      128,897                (b)         41,674(d)          -0-             45,999
                         1993      186,667       59,362                (b)         27,990(e)        8,913             31,768

---------------

(a) Amounts listed as bonuses for each of the respective fiscal years include
    (i) annual performance bonuses earned by the Named Executive Officers with respect to such fiscal year and (ii) the cash portion of bonuses awarded under the Company's KMDB Plan to the Named Executive Officers for such fiscal year, even though the payment of the cash portion of such bonuses is paid in five equal annual installments on September 15 of each year commencing in the year following the year with respect to which such award is made and even though the right to any unpaid portions of such bonuses will be forfeited upon termination of employment for certain reasons enumerated in the Plan. The KMDB Plan was discontinued as of December 31, 1994. Accordingly, no bonuses were awarded under the Company's KMDB Plan to the Named Executive Officers for fiscal year 1995.

(b) Aggregate amount of such compensation is less than the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for such Named Executive Officer under "Salary" and "Bonus" for such fiscal year.

(c) The dollar values of the restricted stock awards are based on the closing market price of the Company's Common Stock on the date of such awards. At December 31, 1995, the Named Executive Officers held 152,688 restricted shares of the Company's Common Stock in the aggregate, which are subject to forfeiture under certain circumstances for periods up to 10 years with an aggregate value (calculated by multiplying the number of restricted shares held by $22.375, the closing market price of the Company's Common Stock on December 29, 1995) of $3,416,395 as follows: Mr. Paul (53,287 shares with a value of $1,192,297), Mr. Youdelman (32,128 shares with a value of $718,864), Mr. Folan (20,114 shares with a value of $450,051), Mr. LePorte (20,184 shares with a value of $451,617) and Mr. van der Kaay (26,975 shares with a value of $603,566). Dividends are paid on restricted shares of the Company's Common Stock at the same rate as paid on other outstanding shares of the Company's Common Stock.

(d) On February 22, 1995, the Named Executive Officers were awarded the following numbers of restricted shares of the Company's Common Stock under the 1992 Stock Plan, which restricted shares constitute 50 percent of the bonuses awarded for 1994 to each Named Executive Officer under the Company's KMDB Plan: Mr. Paul (4,464), Mr. Youdelman (2,516), Mr. Folan (1,196), Mr. LePorte (1,529) and Mr. van der Kaay (2,026). These restricted shares of the Company's Common Stock will vest in five equal annual installments on September 15 of each year commencing in 1995, provided that the right to receive any such restricted shares which are not vested will be forfeited upon termination of employment for certain reasons enumerated in the KMDB Plan.

(e) On February 23, 1994, the Named Executive Officers were awarded the following numbers of restricted shares of the Company's Common Stock under the 1992 Stock Plan, which restricted shares constituted 60 percent of the bonus awarded for 1993 to each Named Executive Officer under the Company's KMDB Plan: Mr. Paul (5,681), Mr. Youdelman (3,030), Mr. Folan (1,522), Mr. LePorte (1,826) and Mr. van der Kaay (1,981). These restricted shares of the Company's Common Stock will vest in five equal annual installments on September 15 of each year commencing in 1994, provided that the right to receive any such restricted shares which are not vested will be forfeited upon termination of employment for certain reasons enumerated in the KMDB Plan.

(f) On November 30, 1993, Mr. Folan was awarded 18,190 restricted shares of the Company's Common Stock under the 1992 Stock Plan. These restricted shares of the Company's Common Stock will vest 25 percent on December 31 in each of the years 2000, 2001, 2002 and 2003, unless accelerated vesting is achieved. Accelerated vesting based on achieving certain stock price and earnings per share targets cannot begin until the year 1997, and such shares will then vest only when the following targets have been reached:

        90-DAY AVERAGE
          STOCK PRICE                           THREE-YEAR
-------------------------------         AVERAGE EARNINGS PER SHARE
  VESTING                           ----------------------------------
   PERCENT       VESTING TARGET     VESTING PERCENT     VESTING TARGET
------------     --------------     ---------------     --------------
  12 1/2%            $36.09            12 1/2%              $ 1.57
  12 1/2              40.09            12 1/2                 1.82
  12 1/2              44.09            12 1/2                 2.07
  12 1/2              49.09            12 1/2                 2.32

(g) All Other Compensation includes $1,200 made as matching Company contributions for each of the Named Executive Officers under the Company's Employee Before-Tax Savings Plan for each of 1995, 1994 and 1993, as applicable. In addition, All Other Compensation includes (i) the following insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers during each of 1995, 1994 and 1993, respectively, as applicable: Mr. Paul ($156, $156 and $180), Mr. Youdelman ($156, $156 and $180), Mr. Folan ($156, $156 and
    $180), Mr. LePorte ($156, $156 and $180) and Mr. van der Kaay ($156, $156
    and $180), and (ii) the following amounts equal to the full dollar value of the remainder of the premiums paid by the Company in connection with life insurance policies issued pursuant to the Split Dollar Insurance Agreements between the Company and the following Named Executive Officers during 1995, 1994 and 1993, respectively, as applicable: Mr. Paul ($95,207, $65,048 and $65,235), Mr. Youdelman ($57,053, $49,938 and $38,685), Mr. Folan ($12,110
    for 1995 and $12,260 for 1994), Mr. LePorte ($18,886, $11,848 and $11,890)
    and Mr. van der Kaay ($63,568, $44,643 and $30,388). The premiums paid by the Company in connection with the life insurance policies issued pursuant to such Split Dollar Insurance Agreements set forth in the preceding sentence generally will be recovered in full by the Company upon the cancellation or purchase by a Named Executive Officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy.

OPTIONS GRANTED IN 1995

     The following table sets forth information with respect to grants of options to purchase shares of the Company's Common Stock to the Named Executive Officers during 1995 pursuant to the Company's 1992 Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                           ---------------------------------------------------------------
                                             PERCENT OF                                        POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF          TOTAL                                           ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES      OPTIONS/SARS                                       PRICE APPRECIATION FOR OPTION
                            UNDERLYING       GRANTED TO      EXERCISE OR                                  TERM(B)
                           OPTIONS/SARS     EMPLOYEES IN      BASE PRICE       EXPIRATION      -----------------------------
         NAME              GRANTED (#)      FISCAL YEAR         ($/SH)            DATE            5%($)            10%($)
-----------------------    ------------     ------------     ------------     ------------     ------------     ------------
Robert G. Paul                16,712(a)         5.54%          $  20.76          4/29/05         $218,150        $  552,841
Robert A. Youdelman            8,913(a)         2.95              20.76          4/29/05          116,346           294,847
McDara P. Folan, III           5,571(a)         1.85              20.76          4/29/05           72,721           184,291
James L. LePorte, III          8,913(a)         2.95              20.76          4/29/05          116,346           294,847
Erik H. van der Kaay          17,826(a)         5.91              20.76          4/29/05          232,692           589,693

---------------

(a) Each of these options was granted on April 27, 1995. Each of these options is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. If the optionee's employment by the Company or any of its subsidiaries terminates for any reason, this option may be exercised to the extent exercisable at the time of such termination of employment within three months after such termination of employment. If the optionee dies within such three-month period or if the termination of his employment is due to his death, this option may be exercised within one year after his death. Each of these options contains a tandem stock appreciation right providing that the Company will, if requested by the optionee prior to the exercise thereof and if approved by the Compensation Committee, purchase that portion of the option which is then exercisable at a price equal to the difference between the exercise price and the market price of the shares. The purchase price may be paid by the Company in either cash or Common Stock of the Company, or any combination thereof, as the Compensation Committee may determine. In addition, each of these options contains a tandem limited stock appreciation right exercisable six months after grant and immediately after a " Change in Control" of the Company (which is defined as it is in the severance agreements described on pages 16 to 17 of this proxy statement). Pursuant to this tandem limited stock appreciation right, the Company will purchase the option for cash at a price equal to the difference between the exercise price and the "market value" (as defined in the 1992 Stock Plan) of the shares covered by the option. Such market value generally is defined to relate to the highest market value of the Company's Common Stock during the period in which the circumstances giving rise to the exercise of the limited stock appreciation right occurred.

(b) The dollar amounts set forth in the columns are the result of calculations of the 5% and 10% rates set forth in the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. Actual gains, if any, on the exercise of this option is dependent on the future performance of the Company's Common Stock, as well as the applicable Named Executive Officer's continued employment throughout the vesting period.

OPTION EXERCISES AND 1995 YEAR-END VALUES

     The following table sets forth information with respect to (i) options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, which were exercised by the Named Executive Officers during 1995, and (ii) unexercised options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, to the Named Executive Officers and held by them at December 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                                     OPTIONS/SARS              MONEY OPTIONS/SARS AT FISCAL
                              SHARES                            AT FISCAL YEAR-END (#)                YEAR-END($)(B)
                           ACQUIRED ON         VALUE         -----------------------------     -----------------------------
         NAME              EXERCISE (#)     REALIZED($)(B)   EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
-----------------------    ------------     ------------     ------------     ------------     ------------     ------------
Robert G. Paul                   (a)                --          208,338          105,841        $3,486,156       $  676,017
Robert A. Youdelman              (a)                --           51,471           64,619           845,970          420,110
McDara P. Folan, III             (a)                --            6,685            5,571            77,236            8,738
James L. LePorte, III            (a)                --           39,216           14,484           674,125           59,597
Erik H. van der Kaay             (a)                --           31,752           22,283           458,554           66,955

---------------

(a) Named Executive Officer did not exercise any options to purchase shares of the Company's Common Stock during 1995.

(b) The dollar values are calculated by determining the difference between the fair market value of the shares of the Company's Common Stock underlying the options and the exercise price of such options at exercise or at December 31, 1995, as applicable.

RETIREMENT PLANS

     Corporate Retirement Plan

     Participants in The Allen Group Inc. Corporate Retirement Plan (the "Retirement Plan") consist of a majority of the full-time employees of the Company and its subsidiaries in the United States, including the Named Executive Officers, and Messrs. Colburn and Lyons as former employees of the Company. The Retirement Plan generally provides a retirement benefit based upon the participant's years of credited service (not in excess of 30 years) and his or her final average earnings, with final average earnings consisting of the sum of
(i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the Retirement Plan vests after five years of credited service, all benefits funded by the Company are based upon actuarial computations, and no contributions are made by participants.

     Restoration Plan

     The Internal Revenue Code (the "IRC") imposes a maximum limit on annual retirement benefits payable under tax-qualified retirement plans, such as the Retirement Plan. For 1996, that annual limit is $120,000. In addition, the IRC limits the amount of annual compensation that may be taken into account for benefit calculation purposes under tax-qualified retirement plans. For 1996, that annual limit is $150,000. Effective January 1, 1996, the Company adopted The Allen Group Inc. Restoration Plan (the "Restoration Plan"). Under the Restoration Plan, each employee whose Retirement Plan benefit is limited by these IRC restrictions or as a result of his deferral of income under the Company's Deferred Compensation Plan will be entitled to a supplemental restoration benefit equal to the difference between the full amount of his pension benefits determined under the Retirement Plan (calculated without regard to these IRC restrictions or to deferral of income under the Company's Deferred Compensation Plan) and the maximum amount payable from the Retirement Plan. If
(i) the Company breaches any material provision of the Plan and such breach continues for at least 30 days after notice to the Company, or (ii) the Company makes a general assignment for the benefit of creditors, or (iii) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (iv) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay each employee affected thereby an amount equal to the present value of his benefits under the Restoration Plan. Except as specified above, the vesting of benefits, the timing of payments and the form of payments under the Restoration Plan are determined in accordance with the terms of the Retirement Plan. The Restoration Plan is unfunded. All of the Named Executive Officers are participants in the Restoration Plan.

     Pension Benefits Table

     The following table shows estimated annual benefits payable under the Retirement Plan and the Restoration Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 on January 1, 1996 and application of the current U.S. social security covered compensation base. The benefits payable under the Retirement Plan and the Restoration Plan are not subject to any deduction for U.S. social security or other offset amounts.

                                                     YEARS OF SERVICE(B)
     FINAL AVERAGE         -----------------------------------------------------------------------
      EARNINGS(A)             5          10           15           20           25           30
-----------------------    -------     -------     --------     --------     --------     --------
 $125,000..............    $ 7,748     $15,496     $ 23,244     $ 30,992     $ 38,741     $ 46,489
  150,000..............      9,436      18,871       28,307       37,742       47,178       56,614
  175,000..............     11,123      22,246       33,369       44,492       55,616       66,739
  200,000..............     12,811      25,621       38,432       51,242       64,053       76,864
  225,000..............     14,498      28,996       43,494       57,992       72,491       86,989
  250,000..............     16,186      32,371       48,557       64,742       80,928       97,114
  300,000..............     19,561      39,121       58,682       78,242       97,803      117,364
  350,000..............     22,936      45,871       68,807       91,742      114,678      137,614
  400,000..............     26,311      52,621       78,932      105,242      131,553      157,864
  450,000..............     29,686      59,371       89,057      118,742      148,428      178,114
  500,000..............     33,061      66,121       99,182      132,242      165,303      198,364
  600,000..............     39,811      79,621      119,432      159,242      199,053      238,864
  700,000..............     46,561      93,121      139,682      186,242      232,803      279,364

---------------

(a) The current final average earnings for the Named Executive Officers during 1995 are $596,458 for Mr. Paul, $342,640 for Mr. Youdelman, $170,338 for Mr.
    Folan, $206,400 for Mr. LePorte and $273,170 for Mr. van der Kaay. The calculation of the foregoing amounts includes the amounts shown under "Salary" and "Bonus" (exclusive of bonuses awarded under the Company's KMDB
    Plan) in the Summary Compensation Table set forth on page 9 of this proxy statement.

(b) Years of credited service as of January 1, 1996 under the Retirement Plan for the Named Executive Officers are 25.6 for Mr. Paul, 18.9 for Mr. Youdelman, 3.3 for Mr. Folan, 14.8 for Mr. LePorte and 5.5 for Mr. van der Kaay.

     Target Benefit Agreements

     Effective January 1, 1996, the Company entered into separate Supplemental Target Pension Benefit Agreements (each, a "Target Agreement") with five executives of the Company, including Messrs. Paul, Youdelman, LePorte and van der Kaay (collectively, the "Target Officers"). Pursuant to each Target Agreement, the Company will provide annual pension benefits to a Target Officer supplemental to the annual benefits paid to him under the Retirement Plan and the Restoration Plan if warranted by the formula under the Target Agreement. For all Target Officers but Mr. van der Kaay, the target benefit is 1.733% of the Target Officer's five-year average earnings (as defined in the Retirement Plan but without regard to IRC limitations or to deferral of income under the Company's Deferred Compensation Plan), multiplied by his years of credited service, but not in excess of 30 years. For Mr. van der Kaay, the 1.733 multiplier is increased to 2.733 for each year after 1995 (for purposes of the Target Benefits Table set forth below, this 2.733 multiplier equates to crediting Mr. van der Kaay with 1.577 years of service for each year of service he completes after 1995). The target benefit is reduced by an amount, expressed as a single life annuity, equal to the sum of the Target Officer's Retirement Plan benefit, Restoration Plan benefit, Employee Before-Tax Savings Plan matching benefit and social security benefit. For this purpose, the Employee Before-Tax Savings matching benefit assumes the Company contributed each year to the Company's Employee Before-Tax Savings Plan for the Target Officer the maximum permissible matching contribution (currently $1,200 per year) and such amounts accumulated at the rate of 8% compounded annually. Each target benefit may not exceed an annual amount of $250,000 reduced by four-twelfths of one percent ( 4/12%) for each month (if any) by which the applicable Target Officer's target benefit commences before such Target Officer's attainment of age 65. Each Target Agreement is unfunded.

     Under each Target Agreement, if, after the Target Officer ceases to be a senior executive officer, (i) the Company's bank indebtedness is accelerated, or
(ii) the Company breaches any material provision of the Target Agreement and such breach continues for at least 30 days after notice to the Company, or (iii) the consolidated tangible net worth of the Company falls below $90 million (provided that such tangible net worth at the time the affected Target Officer ceases to be a senior executive officer is at least $130 million, or if such tangible net worth at the time he ceases to be a senior executive officer is less than $130 million, the tangible net worth of the Company declines by $40 million), or (iv) the Company makes a general assignment for the benefit of creditors, or (v) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (vi) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. Similarly, under each Target Agreement, if the Target Officer's employment is terminated within the two-year period following a "Change in Control" of the Company either by the Company other than for "Cause" or because the Target Officer is disabled or by the Target Officer for "Good Reason" (as such terms are defined in the employment agreement or severance agreement applicable to the Target Officer described on pages 16 to 17 of this proxy statement), the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. In addition, a Target Officer's benefit under the Restoration Plan is required to be transferred to his Target Agreement in the event of a "Change in Control" of the Company.

     The following table shows the estimated annual target benefits payable under the Target Agreements to the Target Officers, assuming normal retirement at age 65 on January 1, 1996.

            FINAL                              YEARS OF SERVICE(B)
            AVERAGE    -------------------------------------------------------------------
          EARNINGS(A)     5          10          15          20          25          30
          ---------    -------     -------     -------     -------     -------     -------
          $125,000..   $     0     $     0     $    74     $   663     $ 1,252     $ 1,841
           150,000..       407         504       1,511       2,580       3,648       4,716
           175,000..       886       1,462       2,949       4,496       6,044       7,591
           200,000..     1,365       2,420       4,386       6,413       8,440      10,466
           225,000..     1,844       3,379       5,824       8,330      10,835      13,341
           250,000..     2,324       4,337       7,261      10,246      13,231      16,216
           300,000..     3,282       6,254      10,136      14,080      18,023      21,966
           350,000..     4,240       8,170      13,011      17,913      22,815      27,716
           400,000..     5,199      10,087      15,886      21,746      27,606      33,466
           450,000..     6,157      12,004      18,761      25,580      32,398      39,216
           500,000..     7,115      13,920      21,636      29,413      37,190      44,966
           600,000..     9,032      17,754      27,386      37,080      46,773      56,466
           700,000..    10,949      21,587      33,136      44,746      56,356      67,966

---------------

(a) For benefit calculation purposes under the Target Agreements, the current final average earnings for Messrs. Paul, Youdelman, LePorte and van der Kaay are the same as those listed in footnote (a) to the Pension Benefits Table on page 13 of this proxy statement.

(b) For benefit calculation purposes under the Target Agreements, years of credited service as of January 1, 1996 for the applicable Target Officers are as follows: Mr. Paul (25.6), Mr. Youdelman (18.9), Mr. LePorte (14.8) and Mr. van der Kaay (5.5).

     Other Supplemental Pension Benefits Agreements

     Pursuant to an agreement entered into in 1983, and subsequently amended, with Mr. Colburn, the Company currently provides annual pension benefits to Mr. Colburn, supplemental to the annual benefits paid to him under the Retirement Plan and as social security benefits, in an amount equal to $189,528, with an equivalent annual benefit payable to Mr. Colburn's spouse for her life after his death. Pursuant to such agreement, this amount is based upon (i) his final average earnings, as defined in the Retirement Plan but during the year of highest salary and performance bonus in the four years preceding his termination date, which was December 31, 1991 when Mr. Colburn elected not to extend his employment agreement with the Company, and (ii) 36 years of service as an employee and as a director of the Company. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Colburn's supplemental pension benefit agreement or post-employment consulting agreement described on pages 4 to 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him or his spouse, as applicable, an amount equal to the present value of his supplemental pension benefits under his agreement.

     Pursuant to an agreement entered into in 1983, as amended, with Mr. Lyons, the Company provides annual pension benefits to Mr. Lyons, supplemental to the annual benefits paid to him under the Retirement Plan, in an amount based upon
(i) his final average earnings, as defined in the Retirement Plan but during the three years of highest salaries and performance bonuses in the 10 years preceding his termination date, which was September 30, 1989 (when his employment as an officer of the Company terminated), and (ii) his number of years of service as a director, prior to becoming an officer, of the Company plus his number of years of credited service under the Retirement Plan. The annual supplemental pension benefit is reduced by the amount paid to Mr. Lyons annually under the Retirement Plan and his annual social security offset as defined in such Plan. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Lyons' supplemental pension benefit agreement or his post-employment consulting agreement described on page 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him an amount equal to the present value of his supplemental pension benefits under his agreement. The annual benefit payable to Mr. Lyons under his supplemental pension benefit agreement, exclusive of amounts payable under the Retirement Plan and social security benefits, is $34,064, based upon his final average earnings and 20 years of service under his agreement, with an annual benefit of $17,032 payable to Mr. Lyons' spouse for her life after his death.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Robert G. Paul is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement entered into in June 1991, which provides for a term of employment extending through December 31, 1993 and thereafter continuing for successive periods of 12 months each, unless either the Company or Mr. Paul gives at least three months' notice to the contrary. No such notice was given by either party in 1995. The agreement provides for an annual salary of $300,000 commencing February 26, 1991, which amount was increased to $405,000 effective as of January 1, 1996, and is subject to such further future increases as the Board of Directors deems appropriate. The Company may terminate Mr. Paul's employment for "Cause" (as defined in such agreement), or in the event of his disability, and he may terminate his employment for "Good Reason" (as defined in such agreement), such as his not being elected, or his being assigned duties other than those of, President and Chief Executive Officer of the Company, a significant adverse alteration in the nature or status of his responsibilities or the conditions of his employment, a reduction of his salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of Mr. Paul by more than 25 miles, the failure by the Company to continue any material compensation or benefit plan or the Company giving notice to Mr. Paul that his employment agreement is not continuing for any period of 12 months after December 31, 1993.

     In the event of Mr. Paul's disability, the Company will continue to pay him his salary and estimated bonus until the expiration of the term of his employment agreement and, thereafter, will pay him benefits equal to the maximum amount currently provided by the Company's executive long-term disability plan, which is 60 percent of salary and estimated bonus up to a maximum of $420,000 per year, until the earlier of his normal retirement date or commencement of benefits under the Retirement Plan.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason", the Company will pay him an amount equal to his salary for two years, plus all awards made to him under the Company's KMDB Plan, and will provide his life, disability, accident, medical and hospitalization insurance benefits for a period of two years after such termination. In addition, if termination of Mr. Paul's employment is disputed and the dispute is ultimately resolved in his favor, the Company may be obligated to pay his salary through the date of final resolution of the dispute.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason" following a "Change in Control" of the Company (which is defined as it is in the severance agreements described below), the Company will pay him an amount equal to 2.99 times his average annual taxable compensation from the Company during the five years preceding termination of employment, plus all awards made to him under the Company's KMDB Plan, and will pay him an amount equal to the excess of the "Fair Market Value" (as defined in Mr. Paul's employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option.

     Mr. Paul's employment agreement provides for mandatory arbitration of all disputes relating to Mr. Paul's employment agreement and requires the Company to pay all reasonable legal expenses incurred by Mr. Paul in connection with resolution of disputes under his employment agreement.

     The Company has severance agreements with each of the Named Executive Officers, other than Mr. Paul whose severance arrangements are contained in his employment agreement described above, which provide severance benefits if the Company terminates the employee's employment other than for "Cause" (as defined in such severance agreements) or disability before or after a "Change in Control" of the Company or if the employee terminates his employment for "Good Reason" after a "Change in Control". A "Change in Control" of the Company is defined as (i) the acquisition of more than 30 percent of the outstanding Common Stock of the Company by any person or group of related persons, (ii) the change in a majority of the directors of the Company during a consecutive two-year period, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) the stockholders approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
(b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30 percent of the combined voting power of the Company's then outstanding securities, or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. "Good Reason" includes the assignment of duties inconsistent with the employee's position with the Company, a significant adverse alteration in the nature or status of the employee's responsibilities or the conditions of his employment, a reduction of the employee's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of the employee by more than 25 miles or the failure by the Company to continue any material compensation or benefit plan. Severance payments under the agreements will be six months' salary plus an additional month for each full year of service but in no event more than 18 months' salary, and will be paid in normal pay periods, except that upon termination after a "Change in Control", the Company will pay the employee in a lump sum six months' salary plus an additional month for each full year of service with a maximum of 18 months' salary plus 50 percent (except Mr. van der Kaay who will receive 100 percent so long as his severance payments do not exceed an amount in excess of 27 months' salary), plus all awards under the Company's KMDB Plan and an amount equal to the excess of the "Fair Market Value" (as defined in such severance agreements), on the date of termination, over the option price of the shares subject to each stock option held by him, except previously issued incentive stock options, whether or not exercisable at the time, in exchange for surrender of the option. Life, disability, accident and health insurance benefits will continue during the period of severance payments. Severance payments in excess of the base amount of six months' salary will be reduced by any compensation received by the employee from other employment (other than self employment) prior to a "Change in Control", and all severance payments and all insurance benefits will be discontinued if the employee engages in competition with the Company or engages in conduct which is injurious to the Company, prior to a "Change in Control."

     The Company also has entered into separate Supplemental Target Pension Benefit Agreements with five executives of the Company, including Messrs. Paul, Youdelman, LePorte and van der Kaay, which contain "Change in Control" provisions. For a description of the terms of these Target Agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Retirement Plans -- Target Benefit Agreements" on pages 14 to 15 of this proxy statement.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of (i) the S&P SmallCap 600 Index, (ii) the S&P Automobile Parts -- After Market Index, and (iii) the S&P Communications -- Equipment/Manufacturers Index for the period of five fiscal years ended December 31, 1995. Commencing with next year's proxy statement, the Company will no longer include a comparison with the S&P Automobile Parts -- After Market Index. As a result of the Spinoff Distribution, the Company no longer derives a significant portion of its revenues from this industry group. The comparisons in this graph are required by the proxy rules promulgated by the Securities and Exchange Commission and are not intended to forecast future performance of the Company's Common Stock.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*

                COMPANY'S COMMON STOCK, S&P SMALLCAP 600 INDEX,
S&P AUTOMOBILE PARTS - AFTER MARKET INDEX AND S&P COMMUNICATIONS - EQUIPMENT/MANUFACTURERS INDEX

                                                                                   S&P COM-
                                                                   S&P AUTO-     MUNICATIONS -
                                                                 MOBILE PARTS       EQUIP-
      MEASUREMENT PERIOD           THE ALLEN     S&P SMALLCAP     -AFTER MAR     MENT/MANUFACTURERS
    (FISCAL YEAR COVERED)         GROUP INC.       600 INDEX       KET INDEX         INDEX
1990                                       100             100             100             100
1991                                       195             148             183             155
1992                                       271             180             231             167
1993                                       366             213             268             161
1994                                       487             203             234             183
1995                                       518             264             289             274

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1990 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested.
  Included in the dividends reinvested is the Spinoff Distribution by the Company to its stockholders of all of the common stock of the Company's former wholly owned subsidiary, TransPro, Inc. For purposes of this graph, it is assumed that the shares of TransPro, Inc. common stock received in the Spinoff Distribution were sold at the when issued closing market price on October 3, 1995, and the proceeds reinvested in shares of the Company's Common Stock at the when issued closing market price on October 3, 1995. Such date is the first day both TransPro, Inc. common stock and the Company's Common Stock traded on a when issued basis after the Spinoff Distribution.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     On July 30, 1992, the Company acquired Alliance Acquisition Corporation ("Alliance"). Pursuant to the Amended and Restated Agreement for Merger dated as of July 7, 1992 (the "Merger Agreement"), between the Company, Allen Telecommunications Corporation, a newly formed Delaware corporation and wholly owned subsidiary of the Company ("Allensub"), and Alliance, Allensub was merged with Alliance to accomplish this acquisition. Alliance is the surviving corporation of the merger and remains in existence as a wholly owned subsidiary of the Company under the name "Allen Telecom Group, Inc." Immediately after the consummation of the acquisition of Alliance by the Company, and pursuant to the terms of the Merger Agreement, William O. Hunt entered into a Noncompetition Agreement with the Company and Alliance (the "Noncompetition Agreement"). In exchange for his agreement not to compete with the Company and Alliance in their "Core Business" (as defined in the Noncompetition Agreement) for a period of five years, the Company agreed to pay Mr. Hunt an aggregate consideration of $1,017,500. Pursuant to the terms of the Noncompetition Agreement, Mr. Hunt received $203,500 on each of July 30, 1992, 1993, 1994, and 1995 and will receive the balance of $203,500, without interest, on July 30, 1996.

     PaineWebber Incorporated, of which firm Albert H. Gordon is an Advisory Director, has been retained by the Company for several years, including 1995 and 1996, to perform investment banking services for the Company and its subsidiaries. The Company paid $492,117 in fees and expenses to PaineWebber Incorporated in 1995 for the performance of investment banking services for the Company and its subsidiaries, primarily in connection with the Spinoff Distribution.

     Smith Lyons, of which firm J. Chisholm Lyons formerly was a partner and currently is counsel, has been retained by the Company for many years, including 1995 and 1996, to perform legal services for the Company and its Canadian subsidiaries.

     Benesch, Friedlander, Coplan & Aronoff, of which firm Margaret Kennedy, the spouse of Robert G. Paul, is a partner, has been retained by the Company for several years, including 1995 and 1996, to perform legal services for the Company and its subsidiaries. The Company paid $124,907 in fees and expenses to Benesch, Friedlander, Coplan & Aronoff in 1995 for the performance of legal services for the Company and its subsidiaries.

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1995 with respect to the only persons known to the Company to be the beneficial owners (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of the Company's Common Stock as of that date.

                                                 AMOUNT AND
                                                 NATURE OF
                                                 BENEFICIAL     PERCENT
     NAME AND ADDRESS OF BENEFICIAL OWNERS       OWNERSHIP      OF CLASS
-----------------------------------------------  ----------     --------
The State Teachers Retirement System of Ohio...  1,371,900 (a)     5.2%
  275 East Broad Street
  Columbus, Ohio 43215
State of Wisconsin Investment Board............  1,565,600 (b)     5.9
  P.O. Box 7842
  Madison, Wisconsin 53707

---------------

(a) The State Teachers Retirement System of Ohio held sole investment power and sole voting power over all of such shares as of December 31, 1995, based on its Schedule 13G filed under the Securities Exchange Act of 1934 on January 31, 1996.

(b) State of Wisconsin Investment Board held sole investment power and sole voting power over all of such shares as of December 31, 1995, based on its
    Schedule 13G filed under the Securities Exchange Act of 1934 on January 29, 1996.

DIRECTORS AND OFFICERS

     The following table sets forth information as of March 1, 1996 with respect to shares of Common Stock of the Company beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and each Named Executive Officer and by all directors and current executive officers of the Company as a group, except that the information with respect to shares held by the trustee under the Employee Before-Tax Savings Plan is as of December 31, 1995 (the most recent practicable date for such information).

                                                 AMOUNT AND
                                                 NATURE OF
                                                 BENEFICIAL     PERCENT
          NAME OF BENEFICIAL OWNER               OWNERSHIP      OF CLASS
---------------------------------------------    ----------     --------
George A. Chandler...........................       14,813 (a)       *
Philip Wm. Colburn...........................      224,304 (b)       *
Dr. Jill K. Conway...........................        8,573 (c)       *
McDara P. Folan, III.........................       31,249 (d)       *
Albert H. Gordon.............................       22,661 (a)       *
William O. Hunt..............................       40,557 (e)       *
James L. LePorte, III........................       92,116 (f)       *
J. Chisholm Lyons............................       37,918 (g)       *
John F. McNiff...............................        3,062 (h)       *
Robert G. Paul...............................      412,922 (i)     1.6%
Charles W. Robinson..........................       13,541 (a)       *
Erik H. van der Kaay.........................       80,925 (j)       *
William M. Weaver, Jr........................       14,757 (k)       *
Robert A. Youdelman..........................      151,018 (l)       *
All directors and executive officers as a
  group
  (14 persons)...............................    1,148,416 (m)     4.3%

---------------

* Less than 1%.

(a)   Includes shares owned directly and 10,361 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(b)   Includes 101,752 shares owned directly and 122,552 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(c)   Includes 440 shares owned directly and 8,133 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(d)   Includes 914 shares owned directly; 1,308 shares held by the trustee under the Company's
      Employee Before-Tax Savings Plan; 20,114 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; and 8,913 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(e)   Includes 40,000 shares owned directly by B&G Partnership Ltd., a Texas limited partnership, which is owned jointly by Mr. Hunt and his spouse, and 557 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(f)   Includes 23,885 shares owned directly; 8,831 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 20,184 restricted shares of Common Stock awarded under the 1982 Stock Plan and 1992 Stock Plan; and 39,216 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(g)   Includes 10,054 shares owned directly; 24,510 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter; and 3,354 shares owned by Mr. Lyons' spouse, of which Mr. Lyons disclaims beneficial ownership.
(h)   All shares owned directly.
(i)   Includes 133,717 shares owned directly; 11,180 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 53,287 restricted shares of Common Stock awarded under the Company's 1982 Stock Plan and 1992 Stock Plan; 208,338 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter; and 6,400 shares owned by Mr. Paul's spouse, of which Mr. Paul disclaims beneficial ownership.
(j)   Includes 18,399 shares owned directly; 1,570 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 26,976 restricted shares of Common Stock awarded under the Company's 1982 Stock Plan and 1992 Stock Plan; 33,980 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(k)   Includes 14,200 shares owned directly and 557 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(l)   Includes 60,339 shares owned directly; 7,080 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 32,128 restricted shares of Common Stock awarded under the Company's 1982 Stock Plan and 1992 Stock Plan; and 51,471 shares issuable upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.
(m)   Includes 436,448 shares owned by directors and executive officers; 29,969 shares held for executive officers by the trustee under the Company's Before-Tax Savings Plan; 152,689 restricted shares of Common Stock awarded under the Company's 1982 Stock Plan and 1992
      Stock Plan; 529,310 shares issuable to directors and executive officers upon exercise of stock options that are exercisable as of March 1, 1996 or become exercisable within 60 days thereafter.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. as the independent auditors to audit the books and accounts of the Company for the year ending December 31, 1996, and is requesting ratification of such appointment by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has served in this capacity since 1967. Should this appointment not be ratified by the holders of a majority of the shares voting in person or by proxy at the meeting, the Board of Directors will consider appointing other auditors to audit the books and accounts of the Company. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                                 OTHER MATTERS

     Management of the Company knows of no matters other than those referred to above to be voted upon at the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                 MISCELLANEOUS

     The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph or in person (but will receive no additional compensation for such solicitation). The Company also has retained W. F. Doring & Co. Inc., Jersey City, New Jersey, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $2,500, plus out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

     The Charles Schwab Trust Company, as trustee under the Company's Employee Before-Tax Savings Plan, will vote shares of the Company's Common Stock held in the Plan in accordance with the written instructions, which it is required to request, received from the participants in whose accounts the shares are held, whether or not vested, and, in accordance with the terms of the Plan, it will vote all shares for which it does not receive voting instructions in the same proportions as it votes the shares for which it does receive instructions.

                                 ANNUAL REPORT

     The Annual Report, including financial statements, of the Company for the year 1995 is enclosed herewith but is not a part of the proxy soliciting material.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement relating to that meeting no later than November 16, 1996. Such proposals should be directed to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary
Dated: March 15, 1996

PROXY                                                               PROXY
                             THE ALLEN GROUP INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING TO BE HELD ON APRIL 23, 1996

The undersigned hereby appoints Philip Wm. Colburn, William M. Weaver, Jr. and George A. Chandler, and each of them (with full power of substitution), as proxies of the undersigned to vote all stock of The Allen Group Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 23, 1996 at 9:30 A.M., and at any adjournment thereof, as designated on the reverse side hereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

[ ] CHECK HERE FOR ADDRESS CHANGE.

    NEW ADDRESS: ____________________________

    _________________________________________

    _________________________________________


PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN
                          THE ACCOMPANYING ENVELOPE.

                             THE ALLEN GROUP INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                              For       Withheld      For All (Except Nominee(s) written below)
1.  Election of Directors, Nominees:  G.A. Chandler,
    P.Wm. Colburn, J.K. Conway, A.H. Gordon, W.O. Hunt,
    J.C. Lyons, J.F. McNiff, R.G. Paul, C.W. Robinson and
    W.M. Weaver, Jr.                                          [ ]          [ ]          [ ]    ___________________________________

                                                              For       Against       Abstain
2.  Ratification of appointment of Coopers & Lybrand L.L.P.
    as auditors for the year ending December 31, 1996.        [ ]          [ ]          [ ]



This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

Dated _____________________________________, 1996

Signature(s) ___________________________________________

________________________________________________________

Please sign exactly as name appears hereon, Joint owners should each sign personally. Executors, administrators, trustees, attorneys, guardians and officers signing for corporations or partnerships should give full title as such.